EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Form S-8 No’s. 33-82820, 33-82928, 33-84394, and 333-54102) of Eagle Materials Inc. of our report dated May 6, 2004, with respect to the consolidated financial statements of Eagle Materials Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 2004.

/s/ ERNST & YOUNG LLP

Dallas, Texas
June 10, 2004